UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2026

TON Strategy Company

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38834	90-1118043
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2300 W. Sahara Avenue, Suite 800
Las Vegas, Nevada	89138
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 250-2300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	TONX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Appointment

On April 16, 2026, the Board of Directors (the “Board”) of TON Strategy Company (the “Company”) appointed Kevin Wilson as the Company’s Chief Executive Officer, effective May 4, 2026.

Wilson is a senior fintech executive and global markets professional with more than two decades of experience across financial markets, institutional trading and digital assets. Most recently, Wilson served as Managing Director at Integral Development Corp. and led new business for the firm’s cryptocurrency trading and blockchain-based initiatives. In that role, he drove Integral’s significant traction across digital assets and helped launch the world’s first stablecoin-based prime brokerage service. Wilson also sits on the Advisory Board of ROAM Capital, a leading capital placement and advisory firm specializing in alternative assets. Prior to Integral and ROAM Capital, Wilson spent 17 years at Citi, where he held senior roles in the FX and Local Markets group within Citi’s Fixed Income, Currencies and Commodities division. During his tenure at Citi, he co-founded and led the firm’s North American Margin FX Trading business, growing it from inception into a multi-million-dollar-per-year revenue platform.  Wilson began his career in electronic FX trading.

There are no arrangements or understandings between Mr. Wilson and any other persons pursuant to which he was appointed as Chief Executive Officer. In addition, there are no family relationships between Mr. Wilson and any other director or executive officer of the Company, and Mr. Wilson is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Executive Officer, Mr. Wilson entered into an employment agreement with the Company (the “CEO Employment Agreement”), pursuant to which the Company agreed to pay Mr. Wilson a base salary of not less than $950,000, subject to such annual increases as the Board’s Compensation Policy Committee (the “Committee”) deems appropriate. Mr. Wilson will be eligible to receive an annual cash bonus, subject to the achievement of performance goals established by the Committee. Mr. Wilson’s target annual bonus is 100% of Mr. Wilson’s base salary, which is guaranteed at target level and prorated for the period he is employed during 2026 and is guaranteed at no less than one-sixth (1/6th) of target level for 2027. Mr. Wilson is also eligible for a signing bonus equal to $250,000.

In accordance with the CEO Employment Agreement, Mr. Wilson will receive long-term incentive equity awards that are expected to be granted in accordance with the Company’s equity grant policy after the Company’s Annual Meeting in June 2026 consisting of time-based vesting restricted stock units in an amount equal to no less than 2% of the fully diluted outstanding shares of the Company as of May 4, 2026.

Mr. Wilson will be an “at-will” employee of the Company. If Mr. Wilson’s employment is terminated by the Company other than for Cause (as defined in the CEO Employment Agreement), Disability (as defined in the CEO Employment Agreement) or death, or by Mr. Wilson for Good Reason (as defined in the CEO Employment Agreement), in each case, other than in connection with a change in control of the Company or as described in the following sentence, he is entitled to receive the benefits and payments set forth in the CEO Employment Agreement, including, without limitation, all accrued amounts to which he is entitled under the CEO Employment Agreement, a lump sum cash severance payment equal to (i) one times the sum of his base salary for the year in which termination occurs and (ii) his prorated annual bonus for the year in which termination occurs, conditioned on his execution and non-revocation of a separation agreement on customary terms containing a general release in favor of the Company and compliance with restrictive covenants.

The Company also agreed to nominate and recommend Mr. Wilson for election to the Board of Directors, and he will be entitled to be elected to a seat on the Board of Directors for so long as he remains employed by the Company.

The foregoing description of the CEO Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the CEO Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated April 16, 2026 between the Company and Kevin Wilson.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2026	TON Strategy Company

	By:	/s/ Sarah Olsen
	Name:	Sarah Olsen
	Title:	Chief Financial Officer and Chief Operating Officer